Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Announces Termination of Merger with The Gores Group

Pep Boys to Receive $50 Million Payment from The Gores Group

PHILADELPHIA, PA — May 29, 2012 —  The Pep Boys — Manny, Moe & Jack (NYSE: PBY), the nation’s leading automotive aftermarket service and retail chain, today announced that it has agreed to terminate the proposed merger between Pep Boys and The Gores Group.

As settlement for any and all potential claims that Pep Boys could assert under the terms of the merger agreement, previously announced on January 30, 2012, The Gores Group has agreed to pay Pep Boys a fee of $50 million and to reimburse Pep Boys for certain merger-related expenses.  The special meeting of Pep Boys’ shareholders, which was scheduled to be held on May 30, 2012, has been canceled.

“This announcement does not alter our vision to be the automotive solutions provider of choice for the value oriented customer,” said Mike Odell, Pep Boys’ President & Chief Executive Officer.  “We will continue to earn the TRUST of our customers every day, grow through Service & Tire Centers and be the Automotive Superstore. The mild winter weather, restrained customer spending, delays in implementing new technology and disruption during store conversions have impacted recent results. Nevertheless, we remain on course with our transformation.”

Mike continued, “Our financial position is solid.  Our current intention is to use our cash on hand and the settlement proceeds to pay down our term loan this year and then to refinance our senior subordinated notes in 2013, both in advance of their respective 2013 and 2014 maturities.”

Pep Boys is scheduling a conference call to discuss its first quarter earnings on June 7 at 8:30AM ET.

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

For Pep Boys

Brian Zuckerman

(215) 430-9169

Media Contact:

Brunswick Group

Stan Neve

(212) 333-3810

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.